Exhibit 10.1

Dated 3 March 2020

Chief Executive Officer - Executive Service

Parties

Universal Biosensors Pty Ltd

(ACN 098 234 309)

John Sharman

Contents

1.	Definitions and interpretation	1
2.	Warranties	5
3.	Commencement	5
4.	Inherent Requirement	5
5.	Position and Duties	5
6.	Employer’s directions	6
7.	Place of work	6
8.	Hours of work	7
9.	Remuneration	7
10.	Equity Incentive Plan	7
11.	Method and frequency of payment	7
12.	Superannuation	7
13.	Salary sacrifice	8
14.	Expenses	8
15.	Relocation expenses	8
16.	Performance and Remuneration review	8
17.	Employer’s Property	8
18.	Leave	9
19.	Public holidays	9
20.	Termination	9
21.	Restraint during Employment	12
22.	Restraint after Employment ceases	12
23.	Confidential Information	14
24.	Intellectual Property	15
25.	Remedies for breach	16
26.	Moral Rights	16
27.	Policies	16
28.	Directors’ and officers’ insurance policy	17
29.	Privacy	17
30.	Application of legislation and industrial instruments	17
31.	Severability	17
32.	Governing law	18
33.	Continuing obligations	18
34.	Waiver	18
35.	Costs and outlays	18
36.	Entire understanding	18
37.	Acknowledgment	18
38.	Counterparts	18
39.	Variation	18
Schedule 1		19

Executive Service Agreement dated 3 March 2020

Parties	Universal Biosensors Pty Ltd (ACN 098 234 309) of 1 Corporate Avenue, Rowville, Victoria, Australia 3178 (Employer)

John Sharman of 3 The Avenue Blackburn, Victoria, 3130 (Executive)

Introduction

A	The Employer is an Australian-based medical diagnostics company focused on the research, development and manufacture of diagnostic test systems for point-of-care professional and home use.

B	The Employer has offered to employ the Executive in the Position on the terms and conditions set out in this Agreement.

C	The Executive has accepted employment in the Position on the terms and conditions set out in this Agreement.

It is agreed

1.	Definitions and interpretation

1.1	In this Agreement:

(1)	Act means the Fair Work Act 2009 (Cth) and their regulations, and includes any amendment to, or replacement of, them;

(2)	Agreement means this document, including any schedule or annexure to it;

(3)	Board means the board of directors of the Employer, as constituted from time to time;

(4)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

(5)	Client means any person, firm or organisation to whom or on behalf of whom, the Employer or a Group Company provides products or services;

(6)	Commencement Date means the date specified in Item 3 of Schedule 1;

(7)

Competing Business means a business (whether operated as a company, partnership or sole trader) which carries on an activity the same as, similar to, or competitive with, any activity engaged in by the Employer or the Group as a significant part of its business, in which the Executive has been involved at any time during the last 12 months of Employment;

(8)

Confidential Information means information (whether oral, written, stored electronically or magnetically or otherwise in machine readable form) of the Employer and the Group which is of a confidential character. Confidential Information includes:

(a)	information which is specifically designated as confidential by the Employer, the Group, or Clients;

(b)	information which by its nature or the circumstances of its disclosure may be reasonably understood to be confidential;

(c)	files, databases and software reports;

(d)	data, records and customer lists;

(e)	business and financial plans, costings, rates and charges;

(f)	trade secrets of the Employer and the Group;

(g)	Intellectual Property of the Employer and the Group;

(h)	information regarding the financial or business affairs of the Employer and the Group, including:

(i)	board papers and reports;

(ii)	financial and management accounts, reports and information;

(iii)	business and marketing plans, practices, information, strategies and opportunities;

(iv)	strategic information of the Employer and the Group and information about current and future projects and arrangements; and

(v)	market research information or surveys;

(i)	any agreements, arrangements or terms of trade with a Client, Identified Prospective Client, supplier or prospective supplier;

(j)	information about the identity, contact details or requirements of Clients, Identified Prospective Clients, suppliers or prospective suppliers;

(k)	contractual, technical and production information;

(l)	notes and developments regarding Confidential Information;

(m)	all other matters relating to the internal or external operations or plans of the Employer or the Group;

(n)	the terms and conditions of employment of employees of the Employer and of the Group;

(o)	the terms and conditions of this Agreement;

(p)	any discussion, negotiation or agreement between the Employer and the Executive regarding the performance of the Executive, or the termination or cessation of the Employment; and

(q)	business systems, and operating procedures, manuals or handbooks.

Confidential	Information does not include information that:

(r)	is publicly available at the Commencement Date;

(s)	becomes publicly available during or after the Employment without breach of any obligation of confidence by the Executive;

(t)	was already in the Executive’s possession at the Commencement Date;

(9)	Corporations Act means the Corporations Act 2001 (Cth);

(10)	Disclosed Interest has the meaning given at Item 8 of Schedule 1.

(11)	Duties means the duties and responsibilities set out in clause 5 of this Agreement;

(12)	Employment means employment of the Executive by the Employer, on the terms and conditions set out in this Agreement;

(13)	Equity Incentive Plan means the equity incentive plan of the Employer from time to time and is consistent with clause 10 and Item 9 of Schedule 1;

(14)	Group means the Employer and its Related Bodies Corporate from time to time;

(15)	Group Company means any member of the Group;

(16)

Identified Prospective Clients means organisations, businesses or individuals that have been identified in writing by the Employer as an opportunity for obtaining future business (whether directly or through referral of other business);

(17)

Indemnification Agreement means the agreement titled ‘Indemnification Agreement’ provided by the Board to the Executive at about the same time as this Agreement is provided to the Executive to execute;

(18)	Intellectual Property includes any:

(a)	copyright (as defined in the Copyright Act 1968 (Cth));

(b)	design, patent, trademark, semiconductor, circuit layout or plant breeder rights (whether registered, unregistered or applied for);

(c)	trade, business, company or domain name;

(d)	know-how, inventions, processes (whether in writing or recorded in any form); and

(e)	any other proprietary, licence or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields;

(19)	Maximum Contribution Base has the same meaning as that term has in section 15 of the Superannuation Guarantee (Administration) Act 1992 (Cth);

(20)	Month means calendar month;

(21)	Moral Right has the same meaning as that term has in Part IX of the Copyright Act 1968 (Cth);

(22)	Notice Period means the notice period specified in Item 6 of Schedule 1;

(23)	Party means either the Executive or the Employer as the context requires;

(24)	Personal Information has the same meaning as that term has in the Privacy Act;

(25)	Position means the position identified in Item 1 of Schedule 1;

(26)	Privacy Act means the Privacy Act 1988 (Cth);

(27)

Property means property of the Employer, and any other Group Company, and includes Confidential Information, Intellectual Property, documents, equipment, software, computer information (wherever it is stored), keys and access cards;

(28)	Related Body Corporate has the meaning given in section 9 of the Corporations Act;

(29)	Remuneration has the meaning given at Item 7 in Schedule 1;

(30)	Restraint Areas has the meaning given at Item 4 of Schedule 1;

(31)	Restraint Periods has the meaning given at Item 5 of Schedule 1;

(32)	Salary means the cash component of the Remuneration, excluding superannuation contributions made by the Employer on the Executive’s behalf, calculated in accordance with clause 12 (Superannuation);

(33)	Termination Date means the date on which the Employment terminates for any reason;

(34)	Works has the meaning given in section 10(1) of the Copyright Act 1968 (Cth); and

(35)	Year means calendar year.

1.2	Interpretation

(1)	Reference to:

(a)	one gender includes the others;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a person includes a body corporate;

(d)	a Party includes the Party’s executors, administrators, successors and permitted assigns;

(e)	a thing includes the whole and each part of it separately;

(f)	a statute, regulation, code or other law or a provision of any of them includes:

(i)	any amendment or replacement of it; and

(ii)	another regulation or other statutory instrument made under it, or made under it as amended or replaced; and

(g)	“$”, “A$”, or dollars means Australian dollars unless otherwise stated.

(2)	“Including” and similar expressions are not words of limitation.

(3)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(5)

A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement.

(6)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

1.3	Parties

(1)	If a Party consists of more than 1 person, this Agreement binds each of them separately and any 2 or more of them jointly.

(2)	An obligation, representation or warranty in favour of more than 1 person is for the benefit of them separately and jointly.

2.	Warranties

2.1	The Executive warrants that he:

(1)	has included full and accurate information in any application and/or discussions concerning appointment and has not provided information that is false or misleading;

(2)	has disclosed to the Employer all directorships held by the Executive, and has disclosed any interests or obligations that might have the potential to conflict with the Employer’s interests;

(3)	has no interests or obligations that are inconsistent with, or that would prevent, limit or adversely affect the Executive complying with any of the Executive’s obligations under this Agreement; and

(4)	will notify the Employer immediately if any of these circumstances change.

3.	Commencement

3.1	The Employment commences on the Commencement Date.

3.2	The Employment will continue until terminated in accordance with this Agreement.

4.	Inherent Requirement

4.1	It is an inherent requirement of the Position that the Executive has the right to reside and work in Australia.

4.2	On or before the Commencement Date, the Executive must provide the Employer with evidence of his right to reside and work in Australia. If this condition is not met, this Agreement shall be void.

4.3	The Employer must provide necessary assistance and must pay all reasonable expenses incurred by the Executive in obtaining the right to reside and work in Australia.

5.	Position and Duties

5.1

The Executive is employed by the Employer in the Position, or such other position of equivalent seniority and which utilises the Executive’s skills and experience as the Employer may require from time to time.

5.2	The Executive will perform duties and have responsibilities consistent with the Position and as designated or assigned by the Board from time to time.

5.3	The Executive must report to the Board, or other position as may be nominated by the Employer from time to time.

5.4	In the performance of the Duties, and at all times during the Employment, the Executive must:

(1)	serve the Employer faithfully, honestly and diligently;

(2)	act at all times in the Employer’s and the Group’s best interests;

(3)	use the Executive’s best endeavours to protect and promote the reputation and business interests of the Employer and the Group;

(4)	not act in conflict with the interests of the Employer or any Group Company;

(5)	perform the Duties with all due care and skill, and to the best of the Executive’s knowledge and abilities;

(6)	work the hours reasonably necessary to perform the Duties, which may include work outside the Employer’s normal business hours, on weekends and public holidays;

(7)	act in a professional and ethical manner;

(8)	comply with all reasonable and lawful directions of the Employer;

(9)	comply with the policies and procedures of the Employer and the Group;

(10)	maintain any and all registrations, qualifications, certifications and professional standards which are necessary for him to fulfil the Duties in accordance with the Corporations Act;

(11)	ensure that all facets of your work are completed with due regard to occupational health and safety requirements;

(12)	act at all times within the levels of authority delegated by the Board; and

(13)	provide the Board with information and reports:

(a)	about the affairs of the Employer, as the Board may request from time to time; and

(b)	generally, so as to keep the Board fully informed of all material developments in or relevant to the Employer’s affairs, within the scope of the Duties.

5.5

The Executive will not accept any payment or other benefit as an inducement or reward for any act or omission in connection with any matter or business transacted by or on behalf of the Employer or any Group Company.

5.6	Nothing in clause 5 limits the Executive’s duties of good faith or fidelity to the Employer.

6.	Employer’s directions

6.1	Without limiting the directions the Employer may lawfully give the Executive, the Employer may at any time (including during the Notice Period) direct the Executive to:

(1)	not attend the Employer’s premises or premises at which any part of the Employer’s business is conducted;

(2)	not perform all or part of the Duties;

(3)	cease all contact and communication with Clients, Identified Prospective Clients, suppliers, Executives or contractors of the Employer or the Group, or some of them; and/or

(4)	not use some or all of the Property.

7.	Place of work

7.1	The Executive’s usual place of work is specified at Item 2 of Schedule 1.

7.2	From time to time, in the performance of the Duties, the Executive may be required to:

(1)	work from other locations; and

(2)	travel within Australia and overseas.

8.	Hours of work

8.1	The Executive is employed by the Employer on a full-time basis.

8.2

The Employer’s standard business hours are 8:30am to 5:30pm Monday to Friday. The Executive is required to perform the Duties during the Employer’s standard business hours, and at such other times as may be reasonably required for the operational requirements of the Employer’s business.

8.3

From time to time, it will be necessary for the Executive to perform the Duties outside standard business hours, including evenings, weekends, during leave and on public holidays. The Executive agrees that this is a reasonable requirement, in light of the Employer’s operational requirements, the nature of the Executive’s Position, Duties, and Remuneration, and the Executive’s personal circumstances.

8.4

The Executive is not entitled to any additional payment for work performed outside the Employer’s standard business hours. The Executive acknowledges that the Remuneration has been set at a level that takes into account the Executive’s normal Duties and any and all reasonable additional hours the Executive may be required to work.

9.	Remuneration

9.1	In consideration for the Executive carrying out the Duties and fulfilling his Employment obligations, the Employer must pay or provide the Executive the Remuneration set out in Item 7 of Schedule 1.

9.2	Unless expressly provided otherwise, all payments made under this Agreement are subject to deduction or withholding by the Employer of any amounts required by law.

9.3

The Remuneration includes all amounts due to the Executive under any industrial award, agreement, contract, the Act or other law. The Remuneration for any pay period can be set off against and expressly applied in compensation of any and all award entitlements (including allowances, overtime, penalty rates and annual leave loading) and any other legal entitlements for work performed by the Executive during that period.

10.	Equity Incentive Plan

10.1

The Executive is eligible to participate in the Employer’s Equity Incentive Plan, subject to the provisions of the Equity Incentive Plan and on such other reasonable terms and conditions as the Employer notifies the Executive in writing in its absolute discretion.

10.2

The Equity Incentive Plan may be varied, amended, removed or replaced by the Employer from time to time so long as the Employee is granted revised terms which are materially similar in value and structure to those outlined in this Agreement. Any change to the Employee’s entitlement pursuant to the Equity Incentive Plan can only be made by mutual written agreement in advance.

10.3	The Equity Incentive Plan does not form part of this Agreement.

10.4	The Parties agree that an additional entitlement pursuant to the Equity Incentive Plan will be negotiated after 3 years of service, reflecting substantially similar value.

11.	Method and frequency of payment

11.1	The Employer must pay the Salary monthly by electronic transfer into an account nominated by the Executive.

12.	Superannuation

12.1	The Employer must withhold and make superannuation contributions on the Executive’s behalf:

(1)	at the minimum level required to avoid the imposition of a superannuation guarantee charge under Federal superannuation legislation, up to the Maximum Contribution Base; and

(2)	to an eligible choice fund as nominated by the Executive, in accordance with Federal superannuation legislation.

13.	Salary sacrifice

13.1	The Executive may salary sacrifice a part of his Remuneration to the extent permitted by law in accordance with any applicable Employer’s policy from time to time.

14.	Expenses

14.1	The Employer must pay all reasonable expenses incurred by the Executive in performing the Duties, provided the Executive:

(1)	provides the Employer with acceptable documentation for the expenses incurred; and

(2)	complies with any applicable expenses policy in force from time to time.

14.2

If the Executive is required to take out and maintain a policy of private health insurance in order to reside and work in Australia, the Employer will pay the Executive an allowance of A$6,000.00 per annum for the costs of maintaining that policy.

14.3	The Employer must provide all the usual Property reasonably required by the Executive to perform the Duties including but not limited to computers, phones, business and professional subscriptions.

15.	Relocation expenses

15.1	Not applicable.

16.	Performance and Remuneration review

16.1	The Employer may review the Executive’s performance every 12 months, or at such other times at the Board’s discretion.

16.2	The Employer may review the Remuneration every 12 months, however this does not necessarily mean it will be increased.

16.3

In reviewing the Executive’s performance and Remuneration, the Employer may take into account all circumstances it considers relevant, including any change to the Duties, the performance of the Employer, the Employer’s business requirements, and the prevailing economic conditions.

16.4

The Executive is required to complete all relevant documents and questionnaires, attend performance interviews and provide truthful answers to all questions in respect of the Executive’s performance throughout the Employment.

17.	Employer’s Property

17.1

The Executive must return any Property which is in the Executive’s possession, power or control, immediately on request by the Employer or immediately on termination of the Employment, whichever occurs first.

17.2

If any of the Property is in the form of videotape, computer information, software or similar media, the Employer may require the Executive to delete or erase this information so that it cannot be retrieved, and verify this to the Employer’s satisfaction.

17.3	The Executive must:

(1)	take all reasonable care when using the Property and immediately report to the Employer any damage, defect or fault in the Property; and

(2)	take all reasonable steps to ensure the security of, and protect all Property, including Confidential Information and Intellectual Property, which is in the Executive’s possession, power or control.

18.	Leave

18.1

The Executive is entitled to annual leave, personal / carer’s leave, compassionate leave and parental leave, in accordance with the Act and the Employer’s policies. The following subclauses contain a summary of some of those entitlements, and are to be read subject to those statutory provisions.

18.2	The Executive is entitled to accrue 4 weeks paid annual leave for each year of service. Leave loading is not separately payable as it has been incorporated in the Executive’s Remuneration.

18.3

Annual leave is to be taken at times agreed with Board. If the Parties cannot agree, the Employer may direct the Executive to take leave, in accordance with the Act. In the absence of agreement, annual leave must be taken at a time or times required by the Employer if:

(1)	the Executive has accrued in excess of 8 weeks’ annual leave; or

(2)

the Executive is required to do so by the Employer during a period over which the Employer, or that part of the Employer that the Executive works for, does not trade or trades at a substantially reduced level. If the Executive does not have sufficient annual leave accrued, the Executive agrees to take leave without pay during this period.

18.4	On termination of the Employment, the Executive will be paid any accrued but untaken annual leave.

18.5

The Executive is entitled to accrue 10 days paid personal / carer’s leave for each year of service, to be used either for personal illness or injury, or to care for members of the Executive’s immediate family or household who require care or support due to illness, injury or unexpected emergency.

18.6	The Executive must notify appointed member of the Board as soon as practicable of any absence for personal / carer’s leave, and the expected duration of the absence.

18.7	The Employer may require the Executive to provide satisfactory evidence of the illness or injury, if the Executive is absent from work for personal / carer’s leave.

18.8	The Executive is entitled to long service leave in accordance with the long service leave legislation applicable in Victoria.

18.9	While on leave, the Executive must not engage in any conduct that is inconsistent with this Agreement, or the Executive’s obligations to the Employer.

19.	Public holidays

19.1	Subject to clause 19.2, the Executive is entitled to state and national public holidays applicable in Victoria, and any applicable regional public holidays in Victoria, without loss of pay.

19.2	The Executive may be required to work on certain public holidays to fulfil the requirements of the Position, unless the Executive has reasonable grounds for not doing so.

20.	Termination

20.1	Termination by notice

(1)	Subject to clause 4.3(1), the Employer or the Executive may terminate the Employment by providing the other Party with prior written notice of termination, equal to the Notice Period.

(2)	The notice of termination must state the day on which the Employment will terminate.

(3)	During the Notice Period, the Employer may:

(a)	require the Executive to work for part or all of the Notice Period; or

(b)	in its absolute discretion elect to pay the Executive an amount in lieu of any unworked portion of the Notice Period, based on the Executive’s Remuneration for that period.

(4)	For all or part of the Notice Period, the Employer may require the Executive to:

(a)	remain in, and perform all Duties of, the Position until directed otherwise by the Employer;

(b)	step down from the Position when directed by the Employer;

(c)	not attend work but remain available to attend work and perform any Duties required by the Employer;

(d)	perform reasonable duties other than the Duties, including less senior or significant duties, including duties relating to the handover of the Executive’s responsibilities; or

(e)	do any combination of clauses 20.1(4)(a) to 20.1(4)(d).

The Executive agrees that this will not constitute a repudiation of this Agreement. The Executive will continue to receive the Remuneration during this period.

20.2	Summary termination

(1)	The Employer may immediately terminate the Employment without prior notice if the Executive:

(a)	engages in any act or omission which, in the Employers’ opinion acting in good faith, constitutes serious or persistent misconduct (including dishonesty, theft, fraud or assault);

(b)

commits a serious or persistent breach of this Agreement, including in particular, of any of clauses 2 (Warranties), 5.4 (Duties), 22 (Restraint during Employment), 24 (Confidential Information), 25 (Intellectual Property), 28 (Policies), or 30 (Privacy);

(c)	materially or knowingly misuses the Intellectual Property of the Employer or any Group Company;

(d)

is, in the Employer’s reasonable opinion acting in good faith, guilty of material breach of faith, material neglect or default, wilful disregard of directions or gross incompetence or negligence in the performance of the Duties;

(e)

is either repeatedly absent from work, or absent from work for a period of 5 consecutive days, without proper explanation by the Executive or the consent of the Employer (which consent will not be unreasonably withheld);

(f)	is guilty of material breach of faith, material neglect or default, wilful disregard of directions or gross incompetence or negligence in the performance of the Duties;

(g)	refuses to obey or comply with a lawful direction of the Employer;

(h)	acts in a manner which in the Employer’s reasonable opinion acting in good faith may tend to injure the reputation or interests of the Employer, the Group or any Group Company;

(i)	commits any act of bankruptcy or compounds with his creditors;

(j)	is precluded from taking part in the management of a corporation under the provisions of Part 2D of the Corporations Act;

(k)	is found to have materially breached the Employer’s discrimination and sexual harassment policy;

(l)	is intoxicated or under the influence of illegal drugs or drugs which have not been lawfully prescribed for the Executive, while at work;

(m)	is charged with any criminal or indictable offence which in the Employer’s reasonable opinion may bring the Executive or the Employer, the Group or any Group Company into disrepute; or

(n)	commits any other act or omission justifying summary dismissal at common law.

(2)	If the Employment is terminated under clause 20.2, the Executive is not entitled to receive any payment in lieu of notice or compensation.

20.3	Resignation from office

(1)	On termination of the Employment, or at the request of the Employer, the Executive must resign from any office held by the Executive in the Employer or a Group Company.

(2)	The Executive is not entitled to compensation for resigning from office.

If the Executive fails to resign from office, the Employer is authorised to appoint another person in the name of the Executive and on his behalf, to execute all documents and to do all things required to give this effect.

20.4	Representations after termination

After termination of the Employment, the Executive must not represent himself as being in any way connected with or interested in the Employer’s business.

20.5	Redundancy

The Executive may be entitled to redundancy payments in accordance with the Act, if the Employment is terminated for reasons of Redundancy.

20.6	Severance payments

The Executive agrees that any severance payment paid to the Executive, whether a payment in lieu of notice of termination or a redundancy payment or otherwise, is in satisfaction of (either wholly or in part), and may be off-set against, any legislative severance entitlement the Executive might have, to pay in lieu of notice of termination and/or redundancy pay.

20.7	Money owed to the Employer

If, on termination, the Executive owes any amount to the Employer (including any overpayments that the Employer may have made), the Employer can offset that amount against any payments the Employer is legally obliged to make to the Executive.

20.8	Compliance with Corporations Act and ASX Listing Rules

(1)

The Employer is not required to pay or provide (or procure the payment or provision of) any money or benefits to the Executive which would require shareholder approval under the Corporations Actor which would cause the Employer to infringe the ASX Listing Rules.

(2)	Where clause 20.8(1) applies:

(a)	any payments or benefits to be provided to the Executive under this Agreement must be reduced to a level which does not require shareholder approval and which does not infringe the ASX Listing Rules;

(b)	if the Employer overpays the Executive, the Executive must on receiving written notice from the Employer, immediately repay any money or benefits specified in such notice.

(3)	In the event the Executive becomes a member of the Board, the Executive’s participation in any equity incentive scheme will be subject to shareholder approval.

21.	Restraint during Employment

21.1	During the Employment, the Executive must not, without the Employer’s prior written consent:

(1)	act as an officer or CEO of, or as a consultant, adviser, representative or trustee to any other corporation, firm, organisation or person (whether paid or unpaid);

(2)

take up any other appointment or position such as director, partner, officer or employee with any other corporation, firm, or organisation (whether paid or unpaid), except the Executive is permitted to continue with the Disclosed Interest; or

(3)	hold any shares or securities which create or may create a conflict between the Employer’s and the Executive’s interests.

21.2	The Executive agrees that this is a reasonable requirement to protect the legitimate interests of the Employer and the Group.

22.	Restraint after Employment ceases

22.1	The Executive acknowledges that:

(1)	in the course of the Employment, the Executive will have:

(a)	a high level of access to Confidential Information;

(b)	knowledge of, and influence over, Clients because of the personal relationships formed with Clients and their representatives;

(c)	a position of leadership enabling the Executive to have a degree of influence over the Employer’s Executives; and

(2)	as a consequence, it is necessary and reasonable for the Employer to protect the Employer’s Confidential Information, employee and Client connections, goodwill, and business.

22.2	After termination of the Employment, the Executive must not, without the Employer’s prior written consent:

(1)	for the Restraint Periods immediately following the termination of the Employment; and

(2)	in the case of clause 22.2(3), within the Restraint Areas;

either directly or indirectly do or engage in any of the following:

(3)

alone or jointly with or on behalf of anybody else in any capacity (including, without limitation, as principal, agent, partner, employee, shareholder, unit holder, joint venture, director, trustee, beneficiary, manager, consultant or adviser) carry on, operate or be engaged, interested or employed in a Competing Business;

(4)	interfere with, disrupt or attempt to disrupt, the relationship, contractual or otherwise, between the Employer and any of:

(a)	the Clients in respect of whom the Executive has carried out work or had a business relationship at any time during the 12 month period immediately preceding the Termination Date;

(b)	the Identified Prospective Clients with whom the Executive has been involved in developing a business relationship, at any time during the 12 month period immediately preceding the Termination Date;

(c)	the suppliers with whom the Executive has had dealings or had a business relationship at any time during the 12 month period immediately preceding the Termination Date;

(5)

induce, encourage or solicit any of the Employer’s employees, contractors or agents, with whom the Executive has worked or has had a business relationship at any time during the 12 month period immediately preceding the Termination Date, to leave the Employer’s employment or agency or to cease providing services to the Employer;

(6)	employ or engage, or offer to employ or engage, any officer, employee, contractor or agent of the Employer;

(7)	directly or indirectly assist any person to, or procure any person to, do any of the acts or anything else contemplated by clauses 22.2(3) to 22.2(6).

22.3	This clause does not prevent the Executive from:

(1)	owning marketable securities of a corporation or trust which is listed on a recognised stock exchange in Australia or elsewhere;; or

(2)	continuing any Disclosed Interest which the Executive had at the time of this Agreement.

22.4	The Executive agrees that:

(1)	the restraints set out above will apply as if they consisted of several separate, independent and cumulative covenants and restraints consisting of:

(a)	each of clauses 22.2(4), 22.2(5), 22.2(6) and 22.2(7) combined with each separate Restraint Period; and

(b)	clause 22.2(3) combined with each separate Restraint Period and of each such separate combination combined with each separate Restraint Area;

(2)	if any separate covenant and restraint referred to in clause 22 is unenforceable, illegal or void, that covenant and restraint is severed and the other covenants and restraints remain in force;

(3)

each of these separate provisions is a fair and reasonable restraint of trade, that goes no further than reasonably necessary to protect the Employer’s Confidential Information, employee and Client connections, goodwill, and business;

(4)

substantial and valuable consideration has been received for each separate covenant and restraint in this clause directly and indirectly by the Executive, including the Employment and the Remuneration; and

(5)

any combination of the acts referred to above for each separate Restraint Period and, if applicable, Restraint Area would be unfair and calculated to damage the Employer’s Confidential Information, connections with its employees and Clients, goodwill, and business, and may lead to substantial loss to the Employer.

22.5	This clause continues to apply after this Agreement comes to an end.

22.6	In clause 22, a reference to “the Employer” includes the Employer, and any other Group Companies in respect of whose business the Executive has been actively engaged in the course of the Employment.

22.7

Any promise, warranty or covenant made by the Executive under clause 23 in favour of persons not a party to this Agreement is intended to be, and is, directly enforceable by each of those persons, and this Agreement operates as a deed poll in favour of those persons.

23.	Confidential Information

23.1	The Executive acknowledges and agrees that:

(1)	the Executive will become possessed of Confidential Information;

(2)	the Confidential Information remains at all times the Property of the Employer, the Group or both;

(3)	disclosure of such Confidential Information may diminish the value of the information and could materially harm the Employer and/or the Group;

(4)	the restrictions in this clause 23 are reasonable in all the circumstances and necessary to protect the goodwill of the Employer and/or the Group; and

(5)

the remedy of damages will be inadequate to protect the interests of the Employer and/or the Group generally and they are respectively entitled to seek and obtain injunctive relief or any other relief to protect their interests.

23.2	The Executive must:

(1)	take reasonable steps necessary to maintain the strict confidentiality of Confidential Information;

(2)	ensure that proper and secure storage is provided for Confidential Information while in the possession or under the control of the Executive;

(3)	take reasonable precautions necessary to prevent disclosure of Confidential Information;

(4)

not use or attempt to use Confidential Information in any manner which may injure or cause loss, either directly or indirectly, to the Employer or any other Group Company, or which may be likely to do so;

(5)	not disclose Confidential Information to any person other than:

(a)	as directed by the Employer;

(b)	where required for the performance of the Duties;

(c)	in the case of the terms and conditions of this Agreement, to the Executive’s legal and financial advisers; or

(d)	if compelled by law to disclose the Confidential Information;

(6)	use Confidential Information solely in accordance with this Agreement; and

(7)	keep confidential the fact that Confidential Information has been provided to the Executive and other Executives, servants and/or agents of the Employer.

23.3

When the Executive discloses Confidential Information as permitted by clause 23.2(5)(c) and 24.2(5)(d), the Executive must ensure that whoever it is disclosed to is made aware of its confidential nature, and of the Executive’s obligations under clause 23. The Executive will use his reasonable endeavours to ensure that those persons comply with the obligations of clause 23 as if the obligations were expressed to apply to them.

23.4

If the Executive is obliged by law to disclose any Confidential Information (or anticipates that he may be so obliged), the Executive must immediately notify the Employer of the actual or anticipated requirement and use all reasonable, lawful means (at Employer’s cost) to delay and withhold disclosure until the Employer has had a reasonable opportunity to oppose disclosure by lawful means.

23.5	The Executive’s obligations under this clause apply during the Employment and after its termination.

24.	Intellectual Property

24.1	The Executive warrants that the Executive does not have any right or interest in respect of any Intellectual Property owned, used or capable of being used by the Employer.

24.2

The Employer owns all Intellectual Property that the Executive develops or conceives in the course of or arising out of the Employment, whether alone or in conjunction with someone else, and whether during or outside working hours:

(1)	using the Employer’s or any of the Clients’ or Prospective Clients’ premises, resources or facilities;

(2)	in the course of, as a consequence of or in relation to the performance of the Duties;

(3)

directly or indirectly as a result of the Executive’s or anybody else’s access to the Confidential Information or other Intellectual Property of the Employer, or Clients’ confidential information or Intellectual Property;

(4)	in respect of or associated with any of the Employer’s products or services and any alterations or additions or methods of making, using, marketing, selling or providing these products or services; or

(5)	relating to other Intellectual Property.

24.3

To the extent that the Executive has any right or interest in Intellectual Property which is owned, used or capable of being used by the Employer, the Executive assigns that Intellectual Property to the Employer.

24.4	The Executive will immediately disclose in writing to the Board:

(1)

any matter or opportunity which may come to the Executive’s attention, either alone or in conjunction with any other person, during the course of performing the Duties which may be of material interest, importance or use to the Employer; and

(2)	Intellectual Property made or conceived of during the course of performing the Duties.

24.5

The Executive will do anything necessary, including executing any documents such as an assignment, for the purpose of effecting, perfecting and protecting the Employer’s title or that of the Employer’s nominee to the Intellectual Property, in Australia or such other countries as the Employer requires.

24.6	The Executive may not make use of or reproduce any Intellectual Property owned by the Employer without prior written approval, other than in the ordinary course of the Employment.

24.7	In clause 24, a reference to “the Employer” includes the Employer, and any other Group Companies in respect of whose business the Executive has been actively engaged in the course of the Employment.

24.8

Any promise, warranty or covenant made by the Executive under clause 24 in favour of persons not a party to this Agreement is intended to be, and is, directly enforceable by each of those persons, and this Agreement operates as a deed poll in favour of those persons.

24.9	The Executive’s obligations under this clause apply during the Employment and after its termination.

25.	Remedies for breach

25.1	The Executive acknowledges that:

(1)

a breach of any of clauses 21 (Restraint during Employment), 22 (Restraint after Employment ceases), 23 (Confidential Information) or 24 (Intellectual Property) would be harmful to the Employer’s business interests;

(2)	monetary damages alone may not be a sufficient remedy for a breach of any of these clauses; and

(3)

in addition to any other remedy which may be available in law or equity, the Employer or any other aggrieved party is entitled to interim, interlocutory and permanent injunctions or any of them to prevent breach of these clauses and to compel specific performance of them.

26.	Moral Rights

26.1

The Executive consents to the doing of any acts or making of any omissions by the Employer or any Group Member or their respective employees, servants, agents, licensees and assigns that infringe the Executive’s Moral Rights in any Works made by the Executive in the course of the Employment, including:

(1)	not naming the Executive as the author of a Work;

(2)	naming another person as the author of a Work; or

(3)	amending or modifying (whether by changing, adding to or deleting/removing) any part of a Work;

whether those acts or omissions occur before, on or after the date of this Agreement.

26.2

The Executive acknowledges that this consent is genuinely given without duress of any kind and that the Executive has been given the opportunity to seek legal advice on the effect of giving this consent.

26.3	Clause 26 continues to apply after this Agreement comes to an end and for the duration of the Moral Rights.

27.	Policies

27.1	While they do not form part of this Agreement and are not otherwise contractual, the Executive agrees to comply with the Employer’s policies, as amended or introduced from time to time.

27.2	The Executive agrees to model appropriate behaviours to promote and ensure compliance with the Employer’s policies.

27.3

A material breach by the Executive to comply with the policies of the Employer as in place, or as varied or introduced, from time to time may result in disciplinary action being taken against the Executive, up to and including the termination of the Employment.

27.4	If the Employer’s policies are inconsistent with the terms of this Agreement, the terms of this Agreement will prevail.

28.	Directors’ and officers’ insurance policy

28.1

The Employer will take out and maintain a policy of insurance with a reputable insurance company, for the term of this Agreement and for a period of 7 years after its termination, in respect of liability incurred by the Employee in his capacity as a director and officer of the Employer, to the extent permitted by law, and provided insurance is available on reasonable commercial terms.

28.2	The policy described in clause 28.1 will be in the same terms and conditions taken out and maintained for the other directors and officers of the Employer.

28.3

The Executive will upon signing the Indemnification Agreement (which is on the same terms and conditions that have been offered to other directors and officers of the Employer), be indemnified in relation to his role and appointment with the Employer only and to the extent permitted by law.

29.	Privacy

29.1	If the Executive deals with Personal Information, the Executive must comply with the requirements of:

(1)	the Privacy Act;

(2)	any applicable State legislation regarding privacy; and

(3)	any applicable policies of the Employer.

29.2

The Executive acknowledges that as a result of and during the course of the Employment, the Employer will obtain Personal Information (including health, medical and other sensitive information) about the Executive.

29.3	The Executive consents to the Employer:

(1)	obtaining this Personal Information; and

(2)	disclosing this Personal Information to other parties for the purposes of conducting the Employer’s business, and as otherwise outlined in the Employer’s privacy policies.

30.	Application of legislation and industrial instruments

30.1	Any legislation or relevant industrial instrument applies to the Employment as a matter of law, and does not form part of this Agreement.

30.2

This Agreement does not in any way expressly or impliedly limit the obligations of the Executive under applicable legislation, including the Corporations Act as in force from time to time or the ASX Listing Rules as in force from time to time.

31.	Severability

31.1	If any provision of this Agreement is unenforceable, illegal or void, that provision is severed and the other provisions of this Agreement remain in force.

32.	Governing law

32.1	This Agreement is governed by the law in force in Victoria.

32.2	The parties submit to the non-exclusive jurisdiction of the courts of Victoria and of the Commonwealth of Australia.

33.	Continuing obligations

33.1

Any provision of this Agreement remaining to be performed or observed by the Executive or having effect after the termination of this Agreement for whatever reason remains in full force and effect and is binding on the Executive.

34.	Waiver

34.1	A Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

34.2	The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

34.3	A waiver is not effective unless it is in writing.

34.4	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

35.	Costs and outlays

35.1	Each Party must pay its own costs and outlays connected with the negotiation, preparation and execution of this Agreement.

36.	Entire understanding

36.1	This Agreement:

(1)	contains the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement; and

(2)	supersedes any prior agreement or understanding on anything connected with that subject matter.

36.2	Each Party has entered into this Agreement without relying on any representation by any other Party or person purporting to represent that Party.

37.	Acknowledgment

37.1	The Executive acknowledges that the Executive has entered into this Agreement without duress, and after having had the opportunity to take independent expert advice on its terms and their effect.

38.	Counterparts

38.1	This Agreement may be executed in counterparts.

39.	Variation

39.1	An amendment or variation to this Agreement is not effective unless it is in writing and signed by both Parties.

Schedule 1

Item 1	Position

Chief Executive Officer

Item 2	Place of work

1 Corporate Avenue, Rowville, Victoria, 3178, and such other places as the Employer may reasonably require from time to time

Item 3	Commencement Date

Such date as agreed in writing by the Executive and the Employer, but no later than 4 months after execution of this Agreement by both parties.

Item 4	Restraint Areas

(a)	any and all areas in which the Employer sells is services or products at the Termination Date;

(b)	any and all areas in which the Employer had, during the 12 months prior to the Termination Date, documented plans to sell any services or products;

(c)	the states and territories of Australia;

(d)	the states of Victoria, Western Australia, New South Wales and Queensland;

(e)	the states of Victoria and Western Australia;

(f)	the state of Victoria.

Item 5	Restraint Periods

means the following periods commencing upon the Termination Date:

(a)	12 months;

(b)	6 months;

(c)	3 months.

Item 6	Notice Period

6 months

Item 7	Remuneration

The Annual Remuneration is A$480,000per annum in total plus superannuation contributions made by the Employer on the Executive’s behalf, calculated in accordance with clause 12 (Superannuation).

Item 8	Disclosed Interest

In accordance with Clause 21 the following Directorships are disclosed:

•	Director of private family company JAAJ Investments Pty Ltd

•	Director of private family company VA Consulting Pty Ltd

•	Director and Chairman of private company Anthrocell Pty Ltd

The Company accepts these Disclosed Interests provided that these obligations are and remain at all times a non-executive position and that performing the position does not: (1) give rise to a conflict or inconsistency between the Executive’s obligations to the Employer and the Executive’s obligations to the Disclosed Interests or any other person; or (2) create a conflict between the Employer’s and the Executive’s interests.

Item 9	Equity Incentive

Refer to the Employee Option Plan.

Executed as an agreement.

Signed for and on behalf of Universal Biosensors Pty Ltd ACN 098 234 309 by its authorised representative in the presence of:

/s/ Craig Coleman
Signature of witness	Signature of authorised representative

CRAIG COLEMAN
Name of witness (BLOCK LETTERS)	Name of authorised representative (BLOCK LETTERS)

Address of witness

Signed by John Sharman in the presence of:

/s/ John Sharman
Signature of witness	Signature of John Sharman

Name of witness (BLOCK LETTERS)

Address of witness